AMENDMENT NO. 1 TO
SECURITIES PURCHASE AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) dated as of October 15, 2008 to the SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated May 29, 2008, by and among TXP CORPORATION, a Nevada corporation (the “Company”), and the Buyers listed on Schedule I thereto (individually, a “Buyer” or collectively “Buyers”).

WITNESSETH

WHEREAS, the parties hereto desire to amend certain provisions of the Agreement to reflect certain additional understandings;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  Third Closing.  The definition of “Third Closing” as set forth in the Agreement’s second recital is hereby amended and restated in its entirety to read as follows:

“…$1,250,000 shall be funded on or about November 15, 2008 (the “Third Closing”) …”

2.  Milestones.  Section 4(s) of the Agreement is hereby amended and restated in its entirety to read as follows:

“       (s) Milestones.  As used herein, the term “Milestones” shall mean (i) the Company shall have entered into a contract (or series of contracts) for the development and sale of optical network terminals on terms that are satisfactory to the Buyer in total value of contracts, counterparty, and gross product margins to the Company and (ii) the Company shall have completed an equity raise resulting in proceeds to the Company of at least $5,000,000 on terms no worse than the proposed terms set forth on Schedule 4(s) attached hereto (the “Required Capital Raise”). If the Company fails to achieve at least one of the Milestones on or before November 15, 2008, then the Buyer shall have the right, in addition to any other rights or remedies it may have under the Transaction Documents or applicable law, to require the Buyer to sell the business or the assets of the iPhotonics business unit before January 31, 2009 for consideration (i) of at least $10,000,000, or (ii) if less than $10,000,000 than for at least the fair market value considering the circumstances of the sale as determined by an investment bank selected by the Company and satisfactory to the Buyer. The Company shall apply at least 80% of the proceeds of any such sale directly from the sale towards the redemption of the Convertible Debentures.”

3.  Definitions.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them under the Agreement.

4.  Non-Impairment.  Except as expressly modified herein, the Agreement shall continue in full force and effect, and the parties hereby reinstate and reaffirm the Agreement as modified herein.

5.  Inconsistencies.  In the event of any inconsistency, ambiguity or conflict between the terms and provisions of this Amendment and the terms and provisions of the Agreement, the terms and provisions of this Amendment shall control.

6.  Counterparts.  This Amendment may be executed in any number of counterparts, each of which when executed will be deemed an original and all of which, taken together, well be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

TXP CORPORATION

By:	/s/ Michael C. Shores
Name: Michael Shores
Title: Chief Executive Officer

YA GLOBAL INVESTMENTS, LP By: Yorkville Advisors, LLC Its: Investment Manager

By:	/s/ Troy Rillo
Name: Troy Rillo
Title: Managing Director